Exhibit 99.1

Ebix Reports $28.8M of Operating Cash Flow Despite COVID-19

EBITDA plus stock-based compensation of $36.3 million

JOHNS CREEK, GA – August 7, 2020 – Ebix, Inc. (NASDAQ: EBIX), today announced the following results for the quarter ended June 30, 2020:

•	Diluted EPS (GAAP) of $0.76 and Non-GAAP diluted EPS of $0.88

•	Operating cash flow of $28.8 million

•	Revenues of $111.3 million and constant currency revenues of $117.4 million

•	GAAP operating income of $31.9 million and Non-GAAP operating income of $35.7 million

Ebix will host a conference call to review its results today at 11:00 a.m. EDT (details below).

“In spite of the impact of lockdowns, foreign currency hits on account of US dollar strengthening and many of our Divisions being severely impacted by COVID-19 across the world, we are reporting Q2’20 EBITDA plus stock based compensation of $36.3 million, an impressive 32% of total revenues. Robin Raina, Chairman of the Board, President & CEO said. “Also following the Q1 2020 operating cash flow performance of $29.6 million, Q2 2020 operating cash flow remained strong at $28.8 million - showing the continued fundamental strength of our businesses. We are very pleased with that.”

Ebix delivered the following results for the second quarter of 2020:

Revenue: Q2 2020 revenue declined 23% to $111.3 million compared to $144.3 million in Q2 2019, and decreased 19% over Q1 2020 revenue of $137.9 million, primarily due to the impact of COVID-19 on second quarter revenues. Excluding revenues from the foreign exchange, travel, e-learning and remittance businesses that were impacted the most in Q2 by COVID-19, Q2 2020 revenues grew 16% as compared to Q2 2019.

On a constant currency basis, Ebix Q2 2020 revenues would have been $6.1 million higher, while the 6- month year-to-date revenues would have been $9.8 million higher as compared to the GAAP revenues numbers reported. Exchanges, including the EbixCash and our worldwide insurance exchanges, continued to be Ebix’s largest channel, accounting for 86% of Q2 2020 revenues.

(dollar amounts in thousands)
Channel	Q2 2020	Q2 2019	Change	YTD 2020	YTD 2019	Change
EbixCash Exchanges	$ 53,240	$ 78,948	-33%	$ 131,096	$ 156,685	-16%
Insurance Exchanges	42,959	46,593	-8%	86,959	94,608	-8%
RCS – Insurance	15,113	18,734	-19%	31,133	35,906	-13%

Total Revenue	$ 111,312	$ 144,275	-23%	$ 249,188	$ 287,199	-13%

Total Revenue on Constant Currency Basis	$ 117,412	$144,275	-19%	$ 259,008	$ 287,199	-10%

Operating Income and Operating Cash: GAAP Operating income margin for Q2 2020 was 29% as compared to 25% in Q1 2020 and 29% in Q2 2019. Q2 2020 GAAP operating income declined 23% to $31.9 million as compared to $41.3 million in Q2 2019, due primarily to the impact of COVID-19. Non-GAAP operating income for Q2 2020 was $35.7 million.

Cash generated from operations increased $36.7 million in Q2 2020 to $28.8 million compared to $(7.9) million in Q2 2019. The operating cash in Q2 2019 reflected the $20.5 million Derivative Case Legal Settlement and other related legal fees. On a year-to-date basis, cash generated from operations increased by $45.2 million to $58.4 million as compared to the same period in 2019.

Earnings per Share: In spite of the impact of COVID-19, Q2 2020 GAAP diluted earnings per share was $0.76 as compared to $0.94 in Q2 2019. Excluding the one-time, non-recurring items, non-GAAP diluted earnings per share for Q2 2020 was $0.88.

Net Income: Q2 2020 GAAP net income decreased 19% to $23.5 million compared to $28.9 million in Q2 2019. Q2 2020 Non-GAAP net income was $27.1 million after excluding certain non-recurring items.

Shares Outstanding and Repurchases: In Q2 2020, Ebix made no repurchases of its outstanding common stock. Ebix’s weighted average diluted shares outstanding remained constant at 30.7 million in Q2 2020 compared to 30.7 million in Q2 2019 and 30.7 million in Q1 2020.

Q3 2020 Diluted Share Count: As of today, Ebix expects its diluted share count for Q3 2020 to be approximately 30.8 million.

Dividend: Ebix paid its regular quarterly dividend of $0.075 per share in Q2 2020 for a total cost of $2.3 million.

Ebix Chairman, President and CEO Robin Raina said, “The true fundamentals of a business are revealed during such times only. Our results in various countries, including Australia, Brazil and India, were severely impacted by this once-in-a-century economic and health pandemic. We endured the negative impact of the pandemic on our travel, forex, remittance, e-learning and consulting businesses worldwide, while also experiencing the impact of weakening international currencies as the world gravitated towards holding the US dollar as a safe currency. We suffered those unavoidable hits and still came out strong in the quarter in terms of EPS, operating cash and operating margins. I thank our employees across the world for this fantastic quarter, especially considering the trying times we are in, with most employees still functioning from their homes.”

Robin added, “As the world stabilizes and people start traveling, we are likely to see a positive upsurge in our numbers, particularly in businesses where we have a leadership position such as forex, remittance, travel etc. Add to that our continued focus on large-value, high-margin deals in areas like bus exchange and insurance exchanges, and we feel that we are headed in the right direction.”

Steve Hamil, EVP and Global CFO added, “The diversity and strength of Ebix’s solutions are the driving force behind our solid results in the Covid-19-impacted second quarter. The Company has focused on serving its customers in its insurance and financial software businesses that have proven resilient in this pandemic, while also implementing permanent expense reductions in certain business areas and instituting short term expense reductions in businesses temporarily impacted by Covid-19. Despite the cumulative spending of approximately $61 million on investment in acquisitions, capital expenditures and capitalized software development costs, dividend payments, cash taxes and debt service and debt reduction for the year-to-date period, our total cash and short-term investments stood strong at $117 million at 6/30/20, as compared to $113 million at 12/31/19.”

Steve added, “While we cannot predict the longevity of this pandemic, the $58 million of operating cash flow produced year-to-date by our employees is a strong sign of the fundamental strength of our solutions and services. On the other side of this unprecedented global economic disjointedness, Ebix will be poised to recoup the losses we have sustained and re-establish our leadership in the forex, travel and remittance businesses. We will continue to execute on our core strategy of being a global insurance and financial technology leader that will protect its domestic market shares in its long-time core markets in the U.S. and Australia/New Zealand, be a catalyst to the electronification of both the Indian and other developing international economies, and benefit from the long-term secular development of the middle class in these same economies.”

2020 Business Outlook: Given the ongoing market disruption and worldwide lockdowns caused by the COVID-19 pandemic, and related uncertainty on timing and extent of recovery, the Company is not providing fiscal 2020 revenue and earnings guidance at this time.

Reconciliation of EBITDA, GAAP net income and diluted earnings per share to non-GAAP net income and diluted earnings per share. Non-GAAP information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

Q2 2020

	Net Income	Diluted EPS
Q2 2020 GAAP Net Income	$23,475	$0.76
Q2 2020 GAAP Operating Income	$31,850
Non-GAAP Adjustments:
Amortization of Intangibles (1)	$2,182	$0.07
Stock-Based Compensation (1)	$1,127	$0.04
One-Time Restructuring Synergies (2)	$292	$0.01
One-Time Legal Costs (2)	$285	$0.01
Income Tax Effects of Non-GAAP adjustments (3)	($261)	($0.01)
Total Non-GAAP Adjustments (Operating Income)	$3,886
Total Non-GAAP Adjustments (Net Income)	$3,625	$0.12
2nd Quarter 2020 Non-GAAP Net Income	$27,100	$0.88
2nd Quarter 2020 Non-GAAP Operating Income	$35,736

(1)	Adjustments relate to amortization of acquired intangibles and stock-based compensation recognized during the periods for GAAP purposes.
(2)	Adjustments relate to non-recurring items
(3)	The Company’s Non-GAAP tax provision is on the basis of the Q2 2020 effective tax rate, which reflects currently available information and could be subject to change.

Non-GAAP Financial Measures and Other Metrics

This press release contains the following non-GAAP financial measures: non-GAAP net income (loss), non-GAAP operating income and non-GAAP Earnings per share. Non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP EPS from operations exclude amortization of intangibles and stock-based compensation. Non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP EPS from operations can also exclude the effect of any restructuring, acquisition, integration & other expenses, legal expenses associated with such acquisitions or legal expenses associated with non-operating activities, or any one-time tax benefits.

Ebix believes that these non-GAAP financial measures and other metrics provide useful information to management and investors regarding certain financial and business trends relating to Ebix’s financial condition and results of operations. The Company’s management uses these non-GAAP measures and other metrics to compare the Company’s performance to that of prior periods for trend analysis, for purposes of determining executive and senior management incentive compensation, and for budgeting and planning purposes. The Company believes that the use of these non-GAAP financial measures and other metrics provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software companies, many of which present similar non-GAAP financial measures and other metrics to investors.

Management of the Company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Ebix urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing quarterly financial results, including the financial tables at the end of this press release, and not to rely on any single financial measure to evaluate the Company’s business.

Conference Call Details:

Call Date/Time:	Friday, August 7, 2020 at 11:00 a.m. EST

Call Dial-In:	+1-877-837-3909 or 1-973-409-9690; Call ID # 8575679

Live Audio Webcast:	www.ebix.com/webcast

Audio Replay URL:	www.ebix.com/result_20_Q2 after 2:00 p.m. EDT on Aug 7th

About Ebix, Inc.

With 50+ offices across 6 continents, Ebix, Inc., (NASDAQ: EBIX) endeavors to provide On-Demand software and E-commerce services to the insurance, financial, healthcare and e-learning industries. In the Insurance sector, Ebix’s main focus is to develop and deploy a wide variety of insurance and reinsurance exchanges on an on-demand basis, while also providing Software-as-a-Service (“SaaS”) enterprise solutions globally in the area of CRM, front-end & back-end systems, outsourced administration and risk compliance services.

With a “Phygital” strategy that combines 320,000 physical distribution outlets in many Southeast Asian Nations (“ASEAN”) countries, to an Omni-channel online digital platform, the Company’s EbixCash Financial exchange portfolio encompasses leadership in the areas of domestic & international money remittance, foreign exchange (Forex), travel, pre-paid & gift cards, utility payments, and lending, wealth and asset management solutions and services in India and other markets. EbixCash’s Forex operations have emerged as a leader in India’s airport Foreign Exchange business, with operations in 32 international airports, including Delhi, Mumbai, Bangalore, Hyderabad, Chennai and Kolkata. These Forex operations conduct over $4.8 billion in gross transaction value per year. EbixCash’s inward remittance business in India conducts approximately $5 billion gross in annual remittance business, confirming its undisputed leadership position in India. EbixCash, through its travel portfolio of Via and Mercury, is also one of Southeast Asia’s leading travel exchanges, with over 2,200+ employees, a 212,450+ agent network, 25 branches and over 9,800 corporate clients. The EbixCash travel business processes an estimated $2.5 billion in gross merchandise value per year. EbixCash’s technology services Division has emerged as a leader in the areas of lending technology, asset & wealth management technology, and travel technology in India and has grown its international expanse to Europe, Middle East, Africa and other ASEAN countries.

Through its various SaaS-based software platforms, Ebix employs thousands of domain-specific technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

As used herein, the terms “Ebix,” “the Company,” “we,” “our” and “us” refer to Ebix, Inc., a Delaware corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Ebix, Inc.

The information contained in this Press Release contains forward-looking statements and information within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company’s products by the market, and management’s plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission (“SEC”), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seeks,” “plan,” “project,” “continue,” “predict,” “will,” “should,” and other words or expressions of similar meaning are intended by the Company to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are found at various places throughout this report and in the documents incorporated herein by reference. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

Our actual results may differ materially from those expressed or implied in these forward-looking statements. Factors that may cause such a difference, include, but are not limited to those discussed in our Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as: the ongoing effects of the Covid-19 global pandemic, the risk of an unfavorable outcome of the pending governmental investigations or shareholder class action lawsuits, reputational harm caused by such investigations and lawsuits, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties; pricing and other competitive pressures and the Company’s ability to gain or maintain share of sales as a result of actions by competitors and others; changes in estimates in critical accounting judgments; changes in or failure to comply with laws and regulations, including accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax interpretations) in domestic or foreign jurisdictions; exchange rate fluctuations and other risks associated with investments and operations in foreign countries (particularly in Australia, UK and India wherein we have significant operations); equity markets, including market disruptions and significant interest rate fluctuations, which may impede our access to, or increase the cost of, external financing; and international conflict, including terrorist acts.

Given the ongoing market disruption and worldwide lockdowns caused by the COVID-19 pandemic, and related uncertainty on timing and extent of recovery, the Company is withdrawing its COVID-19 related press release issued on Feb.27th 2020 and is not providing fiscal 2020 revenue and earnings guidance at this time.

Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors, or to publicly announce the results of, or changes to any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.

Readers should carefully review the disclosures and the risk factors described in the documents we file from time to time with the SEC, including future reports on Forms 10-Q and 8-K, and any amendments thereto.

You may obtain our SEC filings at our website, www.ebix.com under the “Investor Information” section, or over the Internet at the SEC’s web site, www.sec.gov.

CONTACT:

Darren Joseph

678 -281-2027 or IR@ebix.com

David Collins or Chris Eddy

Catalyst Global - 212-924-9800 or ebix@catalyst-ir.com

Ebix, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating revenue	$111,312	$144,275	$249,188	$287,199
Operating expenses:
Cost of services provided	49,093	50,954	106,550	96,883
Product development	8,338	11,397	17,755	22,639
Sales and marketing	3,458	4,493	7,262	10,614
General and administrative, net	15,464	32,866	44,708	54,310
Amortization and depreciation	3,109	3,283	6,750	7,340

Total operating expenses	79,462	102,993	183,025	191,786

Operating income	31,850	41,282	66,163	95,413
Interest income	29	129	83	479
Interest expense	(7,147)	(11,763)	(16,384)	(21,581)
Non-operating (loss) income	118	(11)	99	(8)
Non-operating expense - litigation settlement	—	(688)	—	(21,140)
Foreign currency exchange gain	91	401	709	146

Income before income taxes	24,941	29,350	50,670	53,309
Income tax (expense) benefit	(1,677)	(1,004)	(2,961)	80

Net income including noncontrolling interest	23,264	28,346	47,709	53,389
Net loss attributable to noncontrolling interest	(211)	(505)	(489)	(1,172)

Net income attributable to Ebix, Inc.	$23,475	$28,851	$48,198	$54,561

Basic earnings per common share attributable to Ebix, Inc.	$0.77	$0.95	$1.58	$1.79

Diluted earnings per common share attributable to Ebix, Inc.	$0.76	$0.94	$1.57	$1.78

Basic weighted average shares outstanding	30,504	30,528	30,490	30,526

Diluted weighted average shares outstanding	30,708	30,668	30,696	30,636

Ebix, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,315	$73,228
Receivables from service providers	13,226	25,607
Short-term investments	31,357	4,443
Restricted cash	7,883	35,051
Fiduciary funds - restricted	4,500	4,966
Trade accounts receivable, less allowances of $20,634 and $21,696, respectively	129,768	153,565
Other current assets	63,880	67,074

Total current assets	327,929	363,934

Property and equipment, net	48,310	48,421
Right-of-use assets	14,747	19,544
Goodwill	925,355	952,404
Intangibles, net	40,560	46,955
Indefinite-lived intangibles	42,055	42,055
Capitalized software development costs, net	19,732	19,183
Deferred tax asset, net	66,605	69,227
Other assets	30,683	29,896

Total assets	$1,515,976	$1,591,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$69,903	$84,735
Payables to service agents	4,394	12,196
Accrued payroll and related benefits	10,789	8,755
Working capital facility	7,615	28,352
Fiduciary funds - restricted	4,500	4,966
Short-term debt	984	1,167
Contingent liability for accrued earn-out acquisition consideration	6,122	8,621
Current portion of long term debt and financing lease obligations, net of deferred financing costs of $920 and $575, respectively	23,620	22,091
Contract liabilities	29,013	28,712
Lease liability	4,739	5,955
Other current liabilities	36,308	29,335

Total current liabilities	197,987	234,885

Revolving line of credit	439,402	438,037
Long term debt and financing lease obligations, less current portion, net of deferred financing costs of $1,524 and $1,534, respectively	243,074	254,467
Contingent liability for accrued earn-out acquisition consideration	—	1,474
Contract liabilities	7,334	8,541
Lease liability	9,829	13,196
Deferred tax liability, net	1,235	1,235
Other liabilities	27,589	40,339

Total liabilities	926,450	992,174

Stockholders’ equity:
Preferred stock, $0.10 par value, 500,000 shares authorized, no shares issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Series Y Convertible preferred stock, $0.10 par value, 350,000 shares authorized, no shares issued and outstanding at June 30, 2020 and no shares authorized, issue and outstanding at December 31, 2019	—	—
Common stock, $0.10 par value, 220,000,000 shares authorized, 30,507,903 issued and outstanding, at June 30, 2020, and 30,492,044 issued and outstanding at December 31, 2019	3,051	3,049
Additional paid-in capital	9,335	6,960
Retained earnings	660,767	618,503
Accumulated other comprehensive loss	(132,469)	(78,398)

Total Ebix, Inc. stockholders’ equity	540,684	550,114
Noncontrolling interest	48,842	49,331

Total stockholders’ equity	589,526	599,445

Total liabilities and stockholders’ equity	$1,515,976	$1,591,619

Ebix, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net income attributable to Ebix, Inc.	$48,198	$54,561
Net loss attributable to noncontrolling interest	(489)	(1,172)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	6,750	7,340
Provision (benefit) for deferred taxes	225	(5,374)
Share based compensation	2,253	1,422
Benefit for doubtful accounts	(50)	(1,310)
Amortization of right-of-use assets	3,257	3,517
Unrealized foreign exchange loss	—	81
Amortization of capitalized software development costs	1,670	1,243
Reduction of acquisition accruals	(3,308)	(17,124)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	14,190	(13,331)
Receivables from service providers	12,381	1,385
Payables to service agents	(7,802)	(5,588)
Other assets	(1,260)	(758)
Accounts payable and accrued expenses	(8,004)	(6,891)
Accrued payroll and related benefits	2,130	(1,808)
Contract liabilities	(306)	(6,192)
Lease liabilities	(3,008)	(3,460)
Reserve for uncertain income tax return positions	206	—
Liability - derivative litigation settlement	—	—
Other liabilities	(8,634)	6,618

Net cash provided by operating activities	58,399	13,159

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(5,170)	(103,084)
Cash paid to from Paul Merchants for 10% stake in MTSS combined business	—	(4,925)
Capitalized software development costs	(3,257)	(2,588)
(Purchases) maturities of marketable securities	(27,301)	14,488
Capital expenditures	(757)	(4,721)

Net cash used in investing activities	(36,485)	(100,830)

Cash flows from financing activities:
Proceeds from revolving line of credit, net	1,364	13,500
Principal payments of term loan obligation	(9,414)	(7,532)
Repurchases of common stock	—	(10,972)
Proceeds from the exercise of stock options	636	—
Forfeiture of certain shares to satisfy exercise costs and the recipients’ income tax obligations related to stock options exercised and restricted stock vested	(1,841)	(27)
Dividend payments	(4,605)	(4,599)
Payments on short-term notes, net	—	5,081
Principal payments of debt obligations	(119)	(846)
(Payments) proceeds of working capital facility, net	(19,763)	56,891
Payments of financing lease obligations	(113)	(129)

Net cash (used) provided by financing activities	(33,855)	51,367

Effect of foreign exchange rates on cash	(10,030)	521

Net change in cash and cash equivalents, and restricted cash	(21,971)	(35,783)
Cash and cash equivalents, and restricted cash at the beginning of the period	111,369	149,681

Cash and cash equivalents, and restricted cash at the end of the period	$89,398	$113,898

Supplemental disclosures of cash flow information:
Interest paid	$15,434	$20,984
Income taxes paid	$2,096	$6,528